Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Polaris Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended, and relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”). This description does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the DGCL, the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Bylaws (the “Bylaws” and, together with the Certificate of Incorporation, the “Charter Documents”). Each of the Charter Documents is incorporated herein by reference and attached as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). For additional information, please read the Charter Documents and the applicable provisions of the DGCL.
Authorized Capital Stock
The Company is authorized to issue an aggregate of 180,000,000 shares of capital stock consisting of up to 160,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
Common Stock
Dividend Rights
Subject to the rights of the holders of Preferred Stock and any other class or series having a preference as to dividends over the Common Stock then outstanding, the holders of the Common Stock are entitled to receive ratably, to the extent permitted by law, such dividends as may be declared from time to time by the Company’s Board of Directors (the “Board”) upon the terms and conditions provided by law and the Certificate of Incorporation.
Voting Rights
The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. The Certificate of Incorporation does not permit cumulative voting in the election of directors. Subject to the rights, if any, of the holders of one or more classes or series of Preferred Stock issued by the Company, each director of the Company shall be elected at a meeting of stockholders by the vote of the majority of votes cast with respect to that director, provided that directors of the Company shall be elected by a plurality of the votes present and entitled to vote on the election of directors at any such meeting for which the number of nominees exceeds the number of directors to be elected. Voting rights with respect to certain significant corporate transactions may require more than a majority vote in certain circumstances as described below under “Potential Anti-Takeover Effects.” Holders of Common Stock may act by unanimous written consent in lieu of meeting with respect to any action required or permitted to be taken at a meeting of the stockholders.
Classified Board
Members of the Board are divided into three classes and serve staggered three-year terms. This means that approximately one-third of the directors are elected at each annual meeting of stockholders and that it would take two years to replace a majority of the directors unless they are removed. Under the Certificate of Incorporation, directors can be removed from office only with cause during their terms and only if holders of at least 75% of the outstanding voting stock, voting together as one class, approve the removal. At least 75% of the outstanding voting stock, voting together as one class, must approve any proposal to amend or repeal, or adopt any provisions inconsistent with, these provisions of the Certificate of Incorporation.
Liquidation Rights
Upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any Preferred Stock.
Other Rights
The Common Stock has no sinking fund or redemption provisions or preemptive, conversion, or exchange rights. The absence of preemptive rights could result in a dilution of the interest of investors should additional capital stock be issued. The Common Stock is not liable to further call or assessment by the Company or subject to any restriction on alienability, except as required by law.
Listing
The Common Stock is currently traded on the New York Stock Exchange under the symbol “PII.”
Preferred Stock
The rights of holders of our Common Stock may be materially limited or qualified by the rights of holders of our Preferred Stock that may be issued in the future.
The Board is authorized at any time and from time to time, subject to any limitations prescribed by law, to provide for the issuance of Preferred Stock in one or more classes and/or series, to establish the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and rights of the shares of such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.
Potential Anti-Takeover Effects
The Charter Documents and the DGCL contain certain provisions that may delay, defer, discourage, or prevent a change in control of the Company. These provisions include:
Special Meetings of Stockholders; Stockholder Action by Unanimous Written Consent; and Advance Notice of Stockholder Business Proposals and Nominations
Special meetings of the Company’s stockholders may be called by the Company’s chief executive officer, chief financial officer, the Board or two or more directors, the chairman of the Board, or stockholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting demanded by stockholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. Action also may be taken by stockholders without a meeting only by unanimous written consent. The Bylaws provide an advance written notice procedure with respect to stockholder proposals of business and stockholder nominations of candidates for election as directors. Stockholders at an annual meeting are able to consider only the proposals and nominations specified in the notice of meeting or otherwise brought before the meeting by or at the direction of the Board or by a stockholder that has delivered timely written notice in proper form to the Company’s Secretary of the business to be brought before the meeting.
Business Combination Provision
Section 203 of the DGCL generally prohibits the Company or any of its subsidiaries from entering into any merger, stock exchange, sale of material assets or similar transaction with a 15% stockholder within three years following the date the person became a 15% stockholder, unless (a) the Board approved either the transaction or the person’s acquisition of shares prior to the person becoming a 15% stockholder, (b) upon consummating the transaction that resulted in the person becoming a 15% stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the Company and shares held by certain employee stock ownership plans), or (c) on or after the date the person becomes a 15% stockholder, the business combination is approved by the Board and at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the Company’s outstanding voting stock that is not owned by the 15% stockholder.
A corporation can elect to have Section 203 of the DGCL not apply to it by expressly providing so in its certificate of incorporation or bylaws; the Company has not made such an election.

Authority of the Board
The Board has the power to issue any or all of the shares of the Company’s capital stock, including the authority to establish one or more series of Preferred Stock, setting forth the designation of each such series and fixing the relative rights and preferences for each such series, without seeking stockholder approval in most instances. In addition, under the Bylaws, the Board has the right to fill vacancies of the Board (including a vacancy created by an increase in the size of the Board).
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